SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2006

Panacos Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 15, 2006, Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”), announced that Frederick Schmid, DVM, MBA, has been appointed as the Company’s Senior Vice President, Commercial Operations and Business Development, effective as of May 15, 2006. Previously, Dr. Schmid, age xx, served as Vice President, Sales and Marketing for Virology/HIV at Roche Laboratories from April 2005 until April 2006 where he was responsible for all aspects of Roche’s U.S. HIV franchise, leading a team of 135 sales and marketing personnel. Prior to joining Roche, Dr. Schmid was Executive Director of HIV Marketing at GlaxoSmithKline from August 2001 until April 2005, with responsibility for business planning, business development, and all aspects of product marketing and reimbursement. Dr. Schmid joined Glaxo in 1991 and until 2005 held roles in sales and sales management, marketing, and global commercial strategy, primarily in the HIV and oncology areas. Dr. Schmid holds a DVM from Iowa State University College of Veterinary Medicine and an MBA from The University of North Carolina at Chapel Hill.

Pursuant to the terms of Dr. Schmid’s offer letter, his initial base pay is annualized at $260,000, and he is eligible to receive an annual cash bonus targeted at 35% of his annual base pay at the end of each calendar year that he is employed by Panacos. The award and amount, which may be less than or greater than the target amount, of any annual cash bonus shall be determined at the sole discretion of Panacos, based on the achievement of mutually agreed upon performance goals, both individual and Company, and Dr. Schmid’s continued employment with Panacos. Any annual cash bonus will be paid within 60 days following the end of the year to which it relates. Any cash bonus for 2006 will be pro-rated based on Dr. Schmid’s start date. In connection with his employment, Dr. Schmid has been granted an initial option to purchase 400,000 shares of Panacos’ common stock at fair market value at the time of grant. The options will vest monthly in 48 equal installments beginning on June 15, 2006. Subject to the termination provisions described below, upon termination of employment, Dr. Schmid shall have three months to exercise any unexercised, vested options. Dr. Schmid will receive a sign-on bonus of $90,000 by August 13, 2006 which is repayable in whole or in part to Panacos in the event that Dr. Schmid voluntarily terminates his employment or Panacos terminates him for Cause prior to May 15, 2008. The offer letter also provides for reimbursement of relocation expenses and participation in employee benefits offered by Panacos, such as medical, disability and life insurance and Panacos’ 401(k) plan. The offer letter also provides for the signing of an Employee Non-Disclosure, Non-Competition and Inventions Agreement by Dr. Schmid.

Pursuant to the offer letter, if Dr. Schmid’s employment is terminated without cause or he resigns for good reason within three years of the start of his employment, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of six months’ base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Schmid’s medical and dental coverage for six months following the termination date. In addition, Dr. Schmid will have twelve months to exercise any stock options that are exercisable as of such termination date. If Dr. Schmid’s employment is terminated without cause or he resigns for good reason after the third anniversary of his first day of employment, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Schmid’s medical and dental coverage for one year following the termination date. In addition, Dr. Schmid will have twelve months to exercise any stock options that are exercisable as of such termination date. If, within twelve months following a change of control, as defined in the offer letter, Dr. Schmid’s employment is terminated without cause or he resigns for good reason, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Schmid’s medical and dental coverage for one year following the termination date. In addition, any outstanding stock options shall become automatically exercisable at the time of such termination or resignation, and Dr. Schmid will have twelve months from the date of such termination or resignation to exercise any exercisable stock options.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Exhibit
99.1	Press Release of Panacos Pharmaceuticals, Inc. dated May 15, 2006 regarding appointment of Senior Vice President, Commercial Operations and Business Development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANACOS PHARMACEUTICALS, INC.

Dated: May 15, 2006

	By:	/s/ Peyton J. Marshall
Peyton J. Marshall, Ph.D.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release of Panacos Pharmaceuticals, Inc. dated May 15, 2006 regarding appointment of Senior Vice President, Commercial Operations and Business Development.